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                                                 Exhibit 1 (c)

             FORM OF AUTHENTICATION AGENCY AGREEMENT


        THIS AUTHENTICATION AGENCY AGREEMENT (the "Agreement"), is entered into as of the _____ day of __________, 1995, by and between BALTIMORE GAS AND ELECTRIC COMPANY, a Maryland corporation (the "Company") and _______________, a New York banking corporation (the "Bank"). [This Agreement amends and restates the Authentication Agency Agreement between the Company and the Bank dated September 21, 1994.] Unless herein defined, capitalized terms used herein shall have the meaning given them under the Indenture between the Company and The Bank of New York (successor to Mercantile-Safe Deposit and Trust Company) as trustee (the "Trustee") dated as of July 1, 1985 as supplemented by the Supplemental Indentures dated as of October 1, 1987, and January 26, 1993, respectively (the "Indenture") and the Notes (as hereinafter defined).

                      W I T N E S S E T H:

        WHEREAS, the Company and the Trustee have entered into the Indenture to provide for the issuance thereunder from time to time of the Company's unsecured debt instruments;

        WHEREAS, by or pursuant to resolutions of the Board of Directors (or the Executive Committee thereof) the Company will issue under the Indenture from time to time its Medium-Term Notes, Series D in the maximum aggregate principal amount of $225,000,000 (the "Notes");

        WHEREAS, Section 2.02 of the Indenture provides for the appointment by the Company, with the consent of the Trustee, of an authentication agent (the "Authentication Agent") to act on behalf of the Trustee to authenticate the Notes upon original issue, registration of transfer or exchange thereof, all in the manner set forth in the Indenture;

        WHEREAS, the  Company desires  to designate  the Bank  as
Authentication  Agent,   and  the   Bank  desires   to   act   as
Authentication Agent; and

        NOW, THEREFORE, it is agreed by and between the parties as follows:

        1. The Company hereby designates the Bank as an Authentication Agent for the Notes (but not for any other series of Securities issued under the Indenture), and the Bank accepts such appointment subject to the terms and conditions of the Indenture and the Authentication Agency Documents (as hereinafter defined).

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                 2.  During the  term of its appointment as Authentication
         Agent, the Bank shall carry out the duties of Authentication Agent set forth in the Indenture, in this Agreement, in the
         Administrative   Procedures    relating   to   the   Notes   (the
         "Procedures"), attached as Exhibit B to the Agency Agreement and as attached hereto dated as of _______________, 1995, among the Company, Lehman Brothers, Lehman Brothers Inc. (including its affiliate Lehman Government Securities Inc.), and Goldman, Sachs & Co. (irrespective of any amendment to the Procedures or any amendment to or termination of said Agency Agreement), and in such other rules and regulations (the "Rules") to which the Company and the Bank may agree in writing, with the written consent of the Trustee, from time to time (this Agreement, the Procedures and any Rules, are herein referred to collectively as
         the "Authentication  Agency  Documents").    The  parties  hereto
         intend that the Authentication Agency Documents shall implement, upon consent of the Trustee, the provisions of the Indenture with respect to an Authentication Agent. The terms of the Indenture and the Notes shall govern if there is a conflict between the Indenture or the Notes and the Authentication Agency Documents.

                 3. The Bank may at any time resign by giving thirty days written notice of resignation to the Company and the Trustee, and the Company may at any time terminate the agency of the Bank by giving written notice of the termination to the Bank and to the Trustee.

                 4. The Bank acknowledges that it has received a copy of the Indenture and has examined the provisions thereof relating to the appointment, powers and obligations of the Authentication Agent.

                 5. The Company agrees to pay the Bank reasonable compensation for its services as Authentication Agent and to reimburse it for any reasonable expenses (including reasonable counsel fees) incurred by it, and to indemnify it and hold it harmless from and against any loss, liability or expense not resulting from the Bank's own negligence or bad faith, arising out of or in connection with its duties as Authentication Agent and to reimburse it for the reasonable costs and expenses (including reasonable counsel fees) of defending against any such claim or liability.

                 6. In acting as Authentication Agent, the Bank shall incur no liability and shall be indemnified and held harmless by the Company for any action taken, omitted or suffered to be taken in good faith reliance upon (i) written advice of counsel, (ii) instructions, requests or orders from the Trustee or from the Company if given in accordance with the Indenture, or (iii) any written communication believed by the Bank to be genuine and to have been delivered or signed by the proper party or parties. [In no event shall the Bank be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits).]

                 7. This Agreement shall be executed and performed in the State of New York and the validity and construction hereof shall


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                                              - 3 -

         for all  purposes be  governed by  the laws  of the  State of New
         York.

                 8. Simultaneously upon execution of this Agreement, the Bank will deliver to the Company an opinion of its counsel that this Agreement has been duly authorized, executed and delivered by the Bank.

                 IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


                                      BALTIMORE GAS AND ELECTRIC COMPANY


                                      BY: ________________________________

                                                  VICE PRESIDENT
                                      TITLE: _____________________________




                                      ____________________


                                      BY: _______________________________


                                      TITLE: ____________________________





         We consent to the designation
         of __________________ as the Authentication
         Agent with respect to the Medium-Term
         Notes, Series D of Baltimore Gas and
         Electric Company pursuant to Section
         2.02 of the Indenture.

         THE BANK OF NEW YORK


         BY: _______________________________


         TITLE: ____________________________

         [It may not be necessary to execute this document, if with respect to the authentication of the Notes upon original issue, registration of transfer or exchange thereof, the Trustee is the authentication agent.]